Exhibit 99.1

October 21, 2022
Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media: Seth Seymour (corpmedia@huntington.com), 614.480.3538

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2022 THIRD-QUARTER EARNINGS
Second Consecutive Quarter of Record Net Income with Total Revenue Up 9% Sequentially

2022 Third-Quarter Highlights:
•Earnings per common share (EPS) for the quarter were $0.39, an increase of $0.04 from the prior quarter.
•Net interest income increased $143 million, or 11%, from the prior quarter, reflecting net interest margin expansion of 27 basis points to 3.42% and higher average total loans and leases.
•Noninterest income increased $13 million, or 3%, from the prior quarter, reflecting strength in capital markets supported by full quarter impact of Capstone.
•Pre-Provision Net Revenue (PPNR), excluding Notable Items, increased $109 million, or 14%, from the prior quarter to $867 million.
•Average total loans and leases increased $3.0 billion, or 3%, from the prior quarter to $117.0 billion. Excluding the decrease in PPP loans, average total loans and leases increased $3.3 billion, or 3%, from the prior quarter.
◦Average total commercial loans increased $1.8 billion, or 3%, and average total consumer loans increased $1.2 billion, or 2%, from the prior quarter.
•Average total deposits increased $1.0 billion from the prior quarter.
•Net charge-offs of 0.15% of average total loans and leases for the quarter, and 0.08% year to date.
•Nonperforming assets have declined five consecutive quarters.
•Allowance for credit losses (ACL) $2.2 billion, or 1.89% of total loans and leases at quarter end.
•Common Equity Tier 1 (CET1) risk-based capital ratio increased to 9.27%, within our 9% to 10% operating guideline.
•Ranked first nationally for SBA 7(a) loan origination by volume for the fifth year in a row for SBA fiscal year 2022 and the 14th year in a row that Huntington has been the largest originator, by volume, of SBA 7(a) loans within footprint.
•Huntington was named a Fortune Best Workplaces in Financial Services & Insurance 2022, reflecting our commitment to colleagues.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2022 third quarter of $594 million, or $0.39 per common share, an increase of $217 million, or $0.17 per common share from the year-ago quarter.
Return on average assets was 1.31%, return on average common equity was 13.9%, return on average tangible common equity (ROTCE) was 21.9%, and adjusted ROTCE was 22.2%.
CEO Commentary:

"We are very pleased with our performance this quarter, which included record net earnings for the second consecutive quarter," said Steve Steinour, chairman, president and CEO. "We successfully executed on our business strategies, delivering robust loan growth, higher deposit balances, and expanded fee income. These results, and the benefit from the higher interest rate environment, combined to produce sequential pre-provision net revenue growth of 14% for the quarter when excluding Notable Items.

"We continue to make strategic investments to drive sustainable revenue growth, which resulted in broad-based commercial loan growth across geographies and sectors. Our recent addition of Capstone Partners has expanded the expertise we bring to customers, benefiting our deepening efforts with commercial customers and bolstering our fee income opportunities. In the consumer bank this quarter, we implemented additional Fair Play enhancements that offer a compelling value proposition for customers.

"Credit continues to perform very well with five consecutive quarters of declining nonperforming assets, reflecting our aggregate moderate-to-low risk appetite through the cycle. Capital levels increased during the quarter and credit reserves are robust allowing us to continue supporting customers and economic growth in the communities we serve. Looking forward, we are well positioned with a high quality balance sheet, and earnings power to drive long-term performance and generate significant value for our shareholders in a variety of economic scenarios.

“Finally, Huntington is proud to have been ranked as the largest Small Business Administration 7(a) lender by volume nationally for the fifth consecutive year. This reinforces our commitment to support small businesses and reflects the successful efforts to expand into new geographies, such as Colorado and Minnesota where we are already rank first and third, respectively."

Table 1 – Earnings Performance Summary

	2022			2021
(in millions, except per share data)	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income attributable to Huntington Bancshares Inc	$594	$539	$460	$401	$377
Diluted earnings per common share	0.39	0.35	0.29	0.26	0.22

Return on average assets	1.31%	1.22%	1.05%	0.92%	0.86%
Return on average common equity	13.9	12.8	10.4	8.7	7.6
Return on average tangible common equity	21.9	19.9	15.8	13.2	11.5
Net interest margin	3.42	3.15	2.88	2.85	2.91
Efficiency ratio	54.4	57.3	62.9	73.0	74.9

Tangible book value per common share	$6.40	$6.96	$7.47	$8.06	$8.09
Cash dividends declared per common share	0.155	0.155	0.155	0.155	0.15

Average earning assets	$164,024	$161,225	$162,414	$158,692	$159,148
Average loans and leases	116,964	113,949	111,142	109,488	109,668
Average core deposits	141,691	141,802	139,148	138,008	137,816

Tangible common equity / tangible assets ratio	5.32%	5.80%	6.28%	6.88%	6.95%
Common equity Tier 1 risk-based capital ratio	9.27	9.05	9.22	9.33	9.57

NCOs as a % of average loans and leases	0.15%	0.03%	0.07%	0.12%	0.20%
NAL ratio	0.51	0.57	0.60	0.64	0.79
ACL as a % of total loans and leases	1.89	1.87	1.87	1.89	2.01

Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation). There was one Notable Item in each of the 2022 third quarter, 2022 second quarter and 2021 third quarter: acquisition-related pretax expense of $10 million, $24 million, and $234 million, respectively.
Table 2 – Notable Items Influencing Earnings

Three Months Ended	Pretax Impact (1)	After-tax Impact (1)
($ in millions, except per share)	Amount	Net Income	EPS (2)
September 30, 2022		$594	$0.39
• Acquisition-related expenses (3)	$(10)	$(8)	$—

June 30, 2022		$539	$0.35
• Acquisition-related expenses (3)	$(24)	$(19)	$(0.01)

September 30, 2021		$377	$0.22
• Acquisition-related expenses	$(234)	$(192)	$(0.13)
(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)Includes TCF and Capstone acquisition-related expenses.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2022			2021
($ in millions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,404	$1,261	$1,146	$1,132	$1,160	11%	21%
FTE adjustment	8	6	8	6	7	33	14
Net interest income - FTE	1,412	1,267	1,154	1,138	1,167	11	21
Noninterest income	498	485	499	515	535	3	(7)
Total revenue - FTE	$1,910	$1,752	$1,653	$1,653	$1,702	9%	12%

	2022			2021
	Third	Second	First	Fourth	Third	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	3.86%	3.33%	3.00%	2.97%	3.02%	53	84
Total loans and leases	4.28	3.77	3.64	3.69	3.80	51	48
Total securities	2.74	2.24	1.72	1.49	1.52	50	122
Total interest-bearing liabilities	0.64	0.25	0.18	0.18	0.17	39	47
Total interest-bearing deposits	0.35	0.10	0.04	0.05	0.05	25	30

Net interest rate spread	3.22	3.08	2.82	2.79	2.85	14	37
Impact of noninterest-bearing funds on margin	0.20	0.07	0.06	0.06	0.06	13	14
Net interest margin	3.42%	3.15%	2.88%	2.85%	2.91%	27	51
See Pages 8-9 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2022 third quarter increased $245 million, or 21%, from the 2021 third quarter. The results primarily reflect a 51 basis point increase in the FTE net interest margin (NIM) to 3.42% and a $4.9 billion, or 3% increase in average earning assets. The expansion in NIM was driven by the higher rate environment driving an increase in loan and lease and investment security yields, partially offset by higher cost of funds. Net interest income in the 2022 third quarter included $15 million of net interest income from purchase accounting accretion and $4 million of PPP loan fees recognized upon forgiveness payments, compared to $36 million and $30 million, respectively, in the 2021 third quarter. Additionally, derivative ineffectiveness benefited net interest income $17 million in the 2022 third quarter, compared to $2 million in the 2021 third quarter.
Compared to the 2022 second quarter, FTE net interest income increased $145 million, or 11%, reflecting 27 basis points of NIM expansion and a $2.8 billion, or 2%, increase in average earning assets. The expansion in NIM was driven by the higher interest rate environment resulting in increase in loan and lease and investment security yields, partially offset by higher cost of funds. Net interest income in the 2022 second quarter included $16 million of net interest income from purchase accounting accretion and $5 million of PPP loan fees recognized upon forgiveness payments. Additionally, derivative ineffectiveness benefited net interest income $17 million in the 2022 third quarter, compared to $8 million in the 2022 second quarter.

Table 4 – Average Earning Assets

	2022			2021
($ in billions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$43.6	$42.7	$41.4	$40.6	$40.6	2%	7%
Commercial real estate	16.1	15.3	15.1	14.6	14.7	5	10
Lease financing	5.0	4.9	4.9	4.9	5.0	1	0
Total commercial	64.7	62.9	61.4	60.1	60.3	3	7
Residential mortgage	21.6	20.5	19.5	19.0	18.9	5	14
Automobile	13.5	13.6	13.5	13.4	13.2	0	2
Home equity	10.4	10.4	10.4	10.7	11.1	1	(6)
RV and marine	5.5	5.3	5.1	5.0	5.0	3	9
Other consumer	1.3	1.3	1.3	1.3	1.2	3	11
Total consumer	52.3	51.1	49.8	49.4	49.4	2	6
Total loans and leases	117.0	113.9	111.1	109.5	109.7	3	7
Total securities	42.6	42.6	42.7	40.1	36.0	—	19
Held-for-sale and other earning assets	4.5	4.7	8.6	9.1	13.5	(6)	(67)
Total earning assets	$164.0	$161.2	$162.4	$158.7	$159.1	2%	3%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2022 third quarter increased $4.9 billion, or 3%, from the year-ago quarter, primarily reflecting a $7.3 billion, or 7%, increase in average total loans and leases and a $6.7 billion, or 19%, increase in average securities, partially offset by an $8.3 billion, or 72%, decrease in deposits held at the Federal Reserve Bank. Average loan and lease balance increases are primarily due to organic growth in average commercial loans and leases of $4.4 billion, or 7%, and average consumer loans of $2.9 billion, or 6%, partially offset by a $3.1 billion decrease in average PPP loans. The increase in average securities was driven by the redeployment of excess liquidity into securities in the second half of 2021.

Compared to the 2022 second quarter, average earning assets increased $2.8 billion primarily reflecting a $3.0 billion, or 3%, increase in average total loans and leases.

Table 5 – Average Liabilities

	2022			2021
	Third	Second	First	Fourth	Third	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$42.1	$42.4	$42.0	$43.4	$44.6	(1)%	(6)%
Demand deposits - interest-bearing	42.1	41.7	40.6	38.4	35.7	1	18
Total demand deposits	84.2	84.1	82.6	81.8	80.3	—	5
Money market deposits	34.1	33.8	32.7	32.4	33.3	1	2
Savings and other domestic deposits	21.4	21.7	21.3	20.9	20.9	(1)	2
Core certificates of deposit	2.0	2.2	2.6	2.9	3.3	(8)	(39)
Total core deposits	141.7	141.8	139.1	138.0	137.8	0	3
Other domestic deposits of $250,000 or more	0.2	0.2	0.3	0.5	0.6	(14)	(67)
Negotiable CDs, brokered and other deposits	4.1	3.0	3.5	3.8	3.9	38	6
Total deposits	$146.0	$145.0	$142.9	$142.3	$142.3	1%	3%

Short-term borrowings	$2.6	$2.1	$4.7	$0.3	$0.3	24%	NM
Long-term debt	8.3	7.0	6.9	7.7	7.6	17	9
Total debt	$10.9	$9.1	$11.6	$8.0	$7.9	19%	37%

Total interest-bearing liabilities	$114.8	$111.7	$112.6	$107.0	$105.6	3%	9%
NM - Not Meaningful
See Page 7 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities for the 2022 third quarter increased $9.1 billion, or 9%, from the year-ago quarter. Average total deposits increased $3.7 billion, or 3%, while average total core deposits increased $3.9 billion, or 3%. These increases were led by higher average commercial deposits of $3.9 billion. Average total debt increased $3.0 billion, or 37%, reflecting higher FHLB borrowings and new debt issuances, which are used as part of the liquidity management program to optimize the funding profile.
Compared to the 2022 second quarter, average total interest-bearing liabilities increased $3.0 billion, or 3%. The increase was primarily due to higher average commercial and brokered deposits more than offsetting lower average consumer deposits. Additionally, new debt issuances and higher average FHLB borrowings were leveraged during the quarter to optimize the funding profile.

Noninterest Income
Table 6 – Noninterest Income

	2022			2021
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$93	$105	$97	$101	$114	(11)%	(18)%
Card and payment processing income	96	96	86	93	96	—	0
Mortgage banking income	26	44	49	61	81	(41)	(68)
Trust and investment management services	60	63	65	63	61	(5)	(2)
Capital markets fees	73	54	42	47	40	35	83
Insurance income	28	27	31	28	25	4	12
Leasing revenue	29	27	35	41	42	7	(31)
Bank owned life insurance income	13	11	17	22	15	18	(13)
Gain on sale of loans	15	12	28	1	2	25	NM
Net gains (losses) on sales of securities	—	—	—	(1)	—	—	—
Other noninterest income	65	46	49	59	59	41	10
Total noninterest income	$498	$485	$499	$515	$535	3%	(7)%
NM - Not Meaningful
See Page 11 of Quarterly Financial Supplement for additional detail.

Total noninterest income for the 2022 third quarter decreased $37 million, or 7%, from the year-ago quarter. Capital markets fees increased $33 million, or 83%, primarily reflecting higher advisory fees, and income from gain on sale of loans increased $13 million, primarily due to resuming the sale of SBA loans in 2022. Offsetting these increases: mortgage banking income decreased $55 million, or 68%, primarily reflecting lower secondary marketing spreads and lower salable volume. Service charges on deposit accounts decreased $21 million, or 18%, primarily reflecting impact from Fair Play enhancements implemented in July and conversion of TCF customers to Huntington's Fair Play product and service set in October 2021. Leasing revenue decreased $13 million, primarily reflecting decrease in operating leases.
Total noninterest income increased $13 million, or 3%, to $498 million for the 2022 third quarter, compared to $485 million for the 2022 second quarter. The increase was primarily driven by higher capital markets fees which increased $19 million, or 35%, due to higher advisory fees and an increase in other noninterest income of $19 million, or 41%, primarily due to higher mezzanine investment income. Partially offsetting these increases: mortgage banking income decreased $18 million, or 41%, to $26 million due to lower net MSR risk management and service charges on deposit accounts decreased $12 million, or 11% , to $93 million primarily due to the Fair Play enhancements implemented in July.

Noninterest Expense
Table 7 – Noninterest Expense

	2022			2021
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$614	$577	$580	$632	$643	6%	(5)%
Outside data processing and other services	145	153	165	269	304	(5)	(52)
Net occupancy	63	58	64	68	95	9	(34)
Equipment	60	61	81	68	79	(2)	(24)
Professional services	18	19	19	22	26	(5)	(31)
Marketing	24	24	21	35	25	0	(4)
Deposit and other insurance expense	15	20	18	18	17	(25)	(12)
Amortization of intangibles	13	13	14	14	13	0	0
Lease financing equipment depreciation	11	11	14	17	19	0	(42)
Other noninterest expense	90	82	77	78	68	10	32
Total noninterest expense	$1,053	$1,018	$1,053	$1,221	$1,289	3%	(18)%
(in thousands)
Average full-time equivalent employees	20.0	19.9	19.7	20.3	20.9	1%	(4)%

Table 8 - Impact of Notable Items

	2022			2021
	Third	Second	First	Fourth	Third
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$1	$2	$5	$32	$36
Outside data processing and other services	2	12	25	122	140
Net occupancy	6	6	10	16	36
Equipment	1	—	2	8	5
Professional services	—	1	2	4	9
Marketing	—	—	—	2	3
Deposit and other insurance expense	—	1	—	—	—
Other noninterest expense	—	2	2	3	5
Total noninterest expense	$10	$24	$46	$187	$234

Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2022			2021
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$613	$575	$575	$600	$607	7%	1%
Outside data processing and other services	143	141	140	147	164	1	(13)
Net occupancy	57	52	54	52	59	10	(3)
Equipment	59	61	79	60	74	(3)	(20)
Professional services	18	18	17	18	17	—	6
Marketing	24	24	21	33	22	—	9
Deposit and other insurance expense	15	19	18	18	17	(21)	(12)
Amortization of intangibles	13	13	14	14	13	—	—
Lease financing equipment depreciation	11	11	14	17	19	—	(42)
Other noninterest expense	90	80	75	75	63	13	43
Total adjusted noninterest expense	$1,043	$994	$1,007	$1,034	$1,055	5%	(1)%

Reported total noninterest expense for the 2022 third quarter decreased $236 million, or 18%, from the year-ago quarter. The decrease primarily reflects the $224 million decrease in Notable Items and execution of cost reduction initiatives associated with the TCF acquisition.
Reported total noninterest expense increased $35 million, or 3%, from the 2022 second quarter, reflecting a $14 million reduction in Notable Items to $10 million. Excluding the impact from Notable Items, noninterest expense increased $49 million, or 5%, primarily driven by personnel costs and other noninterest expense reflecting the full quarter impact from Capstone and Torana, additional increases in personnel costs largely due to revenue and production driven compensation, and a full quarter impact of merit increases.

Credit Quality
Table 10 – Credit Quality Metrics

	2022			2021
($ in millions)	September 30,	June 30,	March 31,	December 31,	September 30,
Total nonaccrual loans and leases	$602	$657	$682	$716	$861
Total other real estate, net	11	11	11	9	7
Other NPAs (1)	14	14	15	25	25
Total nonperforming assets	627	682	708	750	893
Accruing loans and leases past due 90+ days	223	212	280	210	175
NPAs + accruing loans & leases past due 90+ days	$850	$894	$988	$960	$1,068
NAL ratio (2)	0.51%	0.57%	0.60%	0.64%	0.79%
NPA ratio (3)	0.53	0.59	0.63	0.67	0.82
(NPAs+90 days)/(Loans+OREO)	0.72	0.77	0.88	0.86	0.97
Provision for credit losses	$106	$67	$25	$(64)	$(62)
Net charge-offs	44	8	19	34	55
Net charge-offs / Average total loans and leases	0.15%	0.03%	0.07%	0.12%	0.20%
Allowance for loans and lease losses (ALLL)	$2,110	$2,074	$2,018	$2,030	$2,107
Allowance for unfunded lending commitments	120	94	91	77	98
Allowance for credit losses (ACL)	$2,230	$2,168	$2,109	$2,107	$2,205
ALLL as a % of:
Total loans and leases	1.79%	1.78%	1.79%	1.82%	1.92%
NALs	351	316	296	284	245
NPAs	336	304	285	271	236
ACL as a % of:
Total loans and leases	1.89%	1.87%	1.87%	1.89%	2.01%
NALs	371	330	309	294	256
NPAs	355	318	298	281	247
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.

Nonperforming assets (NPAs) were $627 million, or 0.53%, of total loans and leases, OREO and other NPAs, compared to $893 million, or 0.82%, a year-ago. Nonaccrual loans and leases (NALs) were $602 million, or 0.51% of total loans and leases, compared to $861 million, or 0.79% of total loans and leases. On a linked quarter basis, NALs decreased $55 million, or 8%, and NPAs decreased $55 million, or 8%. The linked quarter decrease in NALs was primarily due to a decline in commercial and industrial.
The provision for credit losses increased $168 million year-over-year to $106 million in the 2022 third quarter. Net charge-offs (NCOs) decreased $11 million year-over-year and increased $36 million quarter-over-quarter to $44 million. NCOs represented an annualized 0.15% of average loans and leases in the current quarter, down from 0.20% in the year-ago quarter and up from 0.03% in the prior quarter. Commercial and consumer net charge-offs remained low at 0.10% and 0.22%, respectively, for the 2022 third quarter. We remain confident in the long-term credit performance of our loan and lease portfolios.

The allowance for loan and lease losses (ALLL) increased $3 million from the year-ago quarter to $2.1 billion, or 1.79%, while allowance for credit losses (ACL) increased by $25 million from the year-ago quarter to $2.2 billion, or 1.89% of total loans and leases, primarily driven by loan and lease growth, partially offset by overall improved credit quality. On a linked quarter basis, the ALLL increased $36 million, and ACL increased $62 million driven primarily by loan and lease growth. The coverage ratio was 2 basis points higher recognizing the uncertainty in the near-term macro-economic outlook, while reflecting the credit performance of the loan and lease portfolios.

Capital
Table 11 – Capital Ratios

	2022			2021
($ in billions)	September 30,	June 30,	March 31,	December 31,	September 30,
Tangible common equity / tangible assets ratio	5.32%	5.80%	6.28%	6.88%	6.95%
Common equity tier 1 risk-based capital ratio (1)	9.27%	9.05%	9.22%	9.33%	9.57%
Regulatory Tier 1 risk-based capital ratio (1)	10.83%	10.63%	10.84%	10.99%	11.35%
Regulatory Total risk-based capital ratio (1)	13.05%	12.81%	13.03%	13.14%	13.57%
Total risk-weighted assets (1)	$138.8	$137.8	$134.5	$131.3	$128.0
(1)September 30, 2022 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The capital ratios reflect Huntington’s 2020 election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. As of March 31, 2022, June 30, 2022, and September 30, 2022, 25% of the cumulative CECL deferral has been phased in.
See Page 16 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 5.32% at September 30, 2022, down 48 basis points from last quarter due primarily to a decrease in tangible common equity related to higher interest rates causing a decrease in accumulated other comprehensive income, partially offset by earnings. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.27%, up from 9.05% from the prior quarter. The increase in regulatory capital ratios was primarily driven by current period earnings.

Income Taxes
The provision for income taxes was $146 million in the 2022 third quarter compared to $120 million in the 2022 second quarter The effective tax rate for the 2022 third quarter and 2022 second quarter was 19.7% and 18.1%, respectively. The variance between the linked quarter provision for income taxes and effective tax rate was primarily driven by higher pre-tax income and the impact of discrete tax benefit in the prior quarter.

At September 30, 2022, we had a net federal deferred tax asset of $658 million and a net state deferred tax asset of $84 million.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on October 21, 2022, at 9:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13732539. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through October 28, 2022 at (877) 660-6853 or (201) 612-7415; conference ID #13732539.
Please see the 2022 Third Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.
About Huntington
Huntington Bancshares Incorporated is a $179 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,000 branches in 11 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; the magnitude and duration of the COVID-19 pandemic and related variants and mutations and their impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; reform of LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; the possibility that the anticipated benefits of the transaction with TCF are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Huntington does business; and other factors that may affect the future results of Huntington. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2021, and in its subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
Basis of Presentation

Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Rounding
Please note that columns of data in this document may not add due to rounding.

Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.